[LETTERHEAD OF SCHIFFMAN HUGHES BROWN]



                              ACCOUNTANT'S CONSENT

To the Stockholders and Board of Directors
PacificHealth Laboratories, Inc.


We consent to the use of our Independent Auditor's Report dated August 29, 1997 and accompanying financial statements of PacificHealth Laboratories, Inc. for the years ended December 31, 1996 and 1995, in the Prospectus constituting part of the Registration Statement on Form SB-2 which is to be filed with the Securities and Exchange Commission for PacificHealth Laboratories, Inc. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ SCHIFFMAN HUGHES BROWN

SCHIFFMAN HUGHES BROWN
Certified Public Accountants
Blue Bell, Pennsylvania
November 18, 1997